UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2023

authID Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40747	46-2069547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1385 S. Colorado Blvd., Building A, Suite 322, Denver, Colorado 80222

(Address of principal executive offices) (zip code)

516-274-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001 per share	AUID	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 14, 2023, the Board of Directors of authID Inc. (the “Company”) resolved to implement a revised budget for 2023 in order to reduce expenses and cash requirements and as part of such revised budget decided to re-balance staffing levels to better align with the evolving needs of the Company (the “Labor Reduction Plan”). Under the Labor Reduction Plan the Company intends that up to 15 of the Company’s 21 United States based employees be terminated 11 employees have already been given notice of their termination and the remainder may be terminated over the next several months. The Company has also given termination notice to certain vendors and contractors that provide services to the Company.

The Company estimates that it will be incurring costs (in consideration of releases) in the range of $0.5 million to $1.1 million in connection with the Labor Reduction Plan, which are primarily one-time termination benefits and which will result in cash expenditures by the Company in that range of amounts over the coming months. Certain employees have Retention Agreements, which provide for specific benefits upon involuntary termination and the Company is negotiating with those employees over the final amounts and benefits due under those Agreements.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2023 Cecil N. Smith III ceased to be an employee, and the President and Chief Technology Officer of the Company pursuant to the Labor Reduction Plan. The Company had entered into an Executive Retention Agreement with Mr. Smith dated as of June 14, 2021, which provides for certain benefits upon termination of Mr. Smith’s employment and the Company is in negotiation with Mr. Smith over the terms of a settlement arrangement with him.

Item 8.01 Other Events

As disclosed in Item 2.05 above, the Company’s revised budget and a Labor Reduction Plan are intended to reduce the Company’s monthly net cash used in operating activities to $300,000 or less, which reduces the expenses and cash requirements for the continued operation of the business. However, there can be no assurance that the Company will be able to reduce its expenses and cash requirements as intended. The Company is in negotiations with Stephen J. Garchik to complete the promissory note required under the Facility Agreement entered into with Mr. Garchik on March 21, 2022 (the “Facility Agreement”) for the initial drawdown under the terms of the Facility Agreement and modifications to the terms of the Facility Agreement. While there can be no assurance that the negotiations with Mr. Garchik will be successful, the Company is working towards closing an initial drawdown under the Facility Agreement and a reduction in the total amount available under the Facility Agreement from $10.0 million to $3.6 million, which would align credit availability under the Facility Agreement with the reduced cash requirements that the Company expects to have after giving effect to its revised budget and the Labor Reduction Plan and as the Company believes potentially provide funding for the Company for more than one year.

Forward-Looking Statements

This Form 8-K includes “forward-looking statements.” All statements other than statements of historical facts included herein, including, without limitation, those regarding the future results of operations, cash flow, cash position and financial position, business strategy, plans and objectives of management for future operations of both authID Inc. and its business partners, are forward-looking statements. Such forward-looking statements are based on a number of assumptions regarding authID’s present and future business strategies, and the environment in which authID expects to operate in the future, which assumptions may or may not be fulfilled in practice. Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the Company’s ability to successfully implement its cost-saving initiatives; the Company’s ability to realize the anticipated benefits of changes to its operations; the terms that its lender may require for any drawdowns under the Facility Agreement; the Company’s ability to attract and retain customers; the Company’s ability to compete effectively; changes in laws, regulations and practices; changes in domestic and international economic and political conditions, the as yet uncertain impact of the war in Ukraine, the Covid-19 pandemic, inflationary pressures, rising energy prices, increases in interest rates, and others. See the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2021 filed at www.sec.gov and other documents filed with the SEC for other risk factors which investors should consider. These forward-looking statements speak only as to the date of this Form 8-K and cannot be relied upon as a guide to future performance. authID expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this Form 8-K to reflect any changes in its expectations with regard thereto or any change in events, conditions, or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

authID Inc.

Date: February 21, 2023	By:	/s/ Hang Thi Bich Pham
	Name:	Hang Thi Bich Pham
	Title:	Chief Financial Officer

2